CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


         We have issued our report dated January 22, 2001, accompanying the consolidated financial statement and schedules of Cimnet, Inc. for the year ended December 31, 2000 contained in the Registration Statement (Form SB-2). We consent to the aforementioned report in the Registration Statement, and to the use of our name as it appears under the caption "Experts."



/s/Grant Thornton LLP

Philadelphia, Pennsylvania
April 9, 2002